Exhibit 10.44

December 16, 2004

Mr. Scott Dickson

1925 Berkner Dr.

Richardson, TX  75081

Dear Scott:

I am very pleased to offer you the position of Senior Vice President and Chief Marketing Officer for Midwest Airlines, reporting to me.  As we discussed, the pertinent details of your offer are as follows:

●	A base salary of $17,083 per month ($205,000 annualized).

●

Participation in the company’s Annual Incentive Plan (AIP) as determined by the Board of Directors of Midwest Air Group at its annual compensation meeting in February of each year.  The AIP target bonus is 50% of the midpoint of the salary range for this position (i.e., 50% of $200,000).  The award is based upon several performance factors and total company performance, prorated for the number of months worked during the year.

In recognition of the financial uncertainties affecting the industry, and to reinforce our commitment to having you join our team, we are offering you a minimum guaranteed AIP payout for your first year of employment.

2005	$25,000	25% of Target	$12,500 payable within 30 days of hire $12,500 payable in February ‘06

●

An award of 20,000 stock options at a strike price determined by the market price on your date of hire.  Going forward, you will be eligible to participate in the Management Stock Option Plan [or relevant plan(s) as may be implemented], as determined and awarded on an annual basis by the Board of Directors.

●

Relocation assistance as described in the enclosed packet to include movement of household goods, temporary living and assistance in the sale of your home.  If you sell your house on your own, we will reimburse you for realtor fees.  Or, if you prefer, we can provide a third party relocation firm to purchase your house based on the average of two appraisals.

Mr. Scott Dickson

December 16, 2004

As an employee of Midwest Airlines, you will be eligible for a comprehensive benefit program as part of your total compensation.  Included will be choices involving medical, dental and vision plans; life, personal accident and long-term disability, health care and dependent care spending accounts; plus core benefits such as a 401K plan; a defined contribution retirement account plan; paid holidays; and airline industry travel benefits including unlimited space available travel privileges for you and your family on Midwest and Skyway Airlines.

In addition to the regular Midwest Airlines employee benefits package described above, there are these additional benefits approved for members of my Senior Leadership Team:

●	Supplemental Executive Retirement Plan (SERP) allowing additional tax-deferred contributions to retirement savings in excess of normal IRS limits

●	Reimbursement for financial planning, accounting, tax preparation and associated legal fees (annual fees for services, up to 5% of base salary)

●	Four weeks initial vacation eligibility

●	Annual physical/wellness examination—reimbursement for fees not covered under health insurance (voluntary, but strongly encouraged)

This offer is subject to the following:

●	Successful completion of a pre-employment background investigation. This will include criminal record, electronic finger printing, verification of education and standard reference check.

●	Successfully passing a post-offer physical and drug test.

Verification that you have the legal right to work in the United States as required by the Immigration Reform and Control Act of 1986. This verification is done on your first day of employment.

You will be expected to sign a payback agreement to reimburse Midwest Airlines for a pro-rated portion of the AIP bonus guarantee and relocation expenses incurred on behalf of your employment, should you voluntarily terminate prior to January 1, 2006.

Scott, I am delighted to extend this offer to you and sincerely hope that you will be joining us at Midwest Airlines.  We are confident that you will contribute greatly to our continuing success, and that this position will be a great opportunity for your career as well.

Mr. Scott Dickson

December 16, 2004

Feel free to contact me at (414) 570-3950 if you have any questions.  Obviously, we would appreciate a decision on this offer as soon as possible, but specifically request that you let us know by end of day, Monday, December 20, 2004.

We are all looking forward to a favorable response!

Sincerely,

/s/ Timothy E. Hoeksema

Timothy E. Hoeksema

cc:

Christopher Stone, Human Resources

Patricia Buckley, Duffy Group Inc.